Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cloudbreak Health, LLC

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 19, 2021, relating to the consolidated financial statements of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of and for the year ended December 31, 2020, which is contained in such Registration Statement. Our report contains an explanatory paragraph referring to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement and Prospectus.

/s/ Macias Gini & O’Connell LLP

Irvine, CA

March 25, 2021